Exhibit 2.1

11 July 2018

TWENTY-FIRST CENTURY FOX, INC.

and

SKY PLC

AMENDMENT AGREEMENT IN RELATION TO

SURVIVING PROVISIONS OF THE CO-

OPERATION AGREEMENT

Herbert Smith Freehills LLP

AMENDMENT TO THE SURVIVING PROVISIONS OF THE CO-OPERATION AGREEMENT

THIS DEED is made on 11 July 2018

BETWEEN:

(1)	TWENTY-FIRST CENTURY FOX, INC., a Delaware corporation whose principal place of business is at 1211 Avenue of the Americas, New York, New York 10036, USA (“Fox”); and

(2)	SKY PLC, a company incorporated in England and Wales (registered number 02247735) and whose registered office is at Grant Way, Isleworth, Middlesex TW7 5QD (“Sky”),

together referred to as the “Parties” and each as a “Party”.

RECITALS:

(A)	The Parties entered into a co-operation agreement on 15 December 2016 (the “Co-operation Agreement”) to facilitate Fox’s proposed acquisition of the entire issued and to be issued share capital of Sky not already owned by Fox or its affiliates.

(B)	Sky terminated the Co-operation Agreement on 25 April 2018 pursuant to clause 10.1(b)(ii) of the Co-operation Agreement.

(C)	Pursuant to clauses 10.3 and 10.4 of the Co-operation Agreement certain clauses survive termination of the Co-operation Agreement. The Parties have agreed to enter into this Deed to terminate and amend certain surviving clauses.

IT IS AGREED as follows:

1.	INTERPRETATION

Terms defined in the Recitals to this Deed shall apply throughout. In addition, in this Deed each of the following words and expressions has the following meanings:

“Announcement” means the announcement of a recommended cash offer for Sky by Fox at a price of £14 per share in Sky, issued pursuant to Rule 2.7 of the City Code on Takeovers and Mergers, in substantially the form set out in Schedule 1 to this Deed; and

“Regulatory Information Service” means a regulatory information service as defined in the FCA’s Handbook of rules and guidance as amended from time to time.

2.	EFFECTIVENESS

This Deed shall be effective conditional on the release of the Announcement via a Regulatory Information Service at or before 1:00 p.m. on the date of this Deed, or such later time and date as the Parties may agree.

3.	TERMINATION AND AMENDMENT

3.1	Clause 6.2(a) of the Co-operation Agreement is hereby terminated and shall be of no further force or effect.

3.2	Clause 6.2(b) of the Co-operation Agreement shall be deleted in its entirety and the following shall be inserted as a new clause 6.2(b):

“Fox shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and Fox shall ensure that the Offer remains open until such time, save that:

(i)	such 60th day may be brought forward to no earlier than the 21st day after publication of the Offer Document if Fox reasonably considers that this is necessary in order to implement the Offer within the remaining period of Fox’s available financing; and/or

(ii)	Fox may bring forward or extend such 60th day in order for such date to be the same date as “Day 60” of any competing bidder for Sky in accordance with Rule 31.6 of the Code and the Notes thereon (subject to other relevant provisions of the Code); and”

3.3	Clause 10.4(b) of the Co-operation Agreement shall be deleted in its entirety and the following shall be inserted as a new clause 10.4(b) and 10.4(c):

“(b)	clauses 8 and 9 shall survive termination for so long as the Offer has not lapsed or the Scheme has not been withdrawn (as applicable); and

(c)	if Fox or Bidco elects to make an Offer in accordance with clause 6, clause 3 shall survive termination but only to the extent it imposes obligations on Sky and for so long as the Offer has not lapsed.”

4.	CONTINUATION

4.1	Subject to clause 4.2 of this Deed, this Deed shall not affect the surviving clauses of the Co-operation Agreement that are not expressly terminated or amended pursuant to clause 3 of this Deed (including, without limitation, clauses 2.3 and 6.2(c) of the Co-operation Agreement) and such surviving clauses shall continue in full force and effect.

4.2	References in the surviving clauses of the Co-operation Agreement to ‘clause 6’ or ‘clause 10’ of the Co-operation Agreement shall be construed as being to clause 6 or clause 10 as amended by this Deed.

5.	FURTHER ASSURANCES

Each of the Parties agrees to perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and/or give effect to this Deed.

6.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one instrument.

7.	GOVERNING LAW AND JURISDICTION

7.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

7.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to any non-contractual obligations arising out of or in connection with this Deed) and the Parties submit to the exclusive jurisdiction of the English courts.

7.3	Fox irrevocably appoints Twentieth Century Fox International Limited of 31-32 Soho Square, London W1D 3AP as its agent in England for service of process.

7.4	The Parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

In witness whereof this Deed has been duly executed as a deed and delivered on the date first stated above.

Executed as a Deed by	/s/ Janet Nova
TWENTY-FIRST CENTURY FOX, INC. acting by	(Signature of authorised signatory)

Janet Nova
(Name of authorised signatory)
in the presence of

Jordan Fasbender
(Name of witness)

1211 Avenue of the Americas New York, NY 10036
(Address of witness)

/s/ Jordan Fasbender
(Signature of witness)

Executed as a Deed on behalf of SKY PLC by its attorney	/s/ Christopher Taylor
CHRISTOPHER TAYLOR	(Signature of attorney for Sky plc)
in the presence of

Ben Matthews
(Name of witness)

C/O Grant Way Isleworth Middlesex, TW7 5QD
(Address of witness)

/s/ Ben Matthews
(Signature of witness)

5